TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)
(in millions of Canadian dollars except per share amounts)
	3 months ended June 30		6 months ended June 30
Unaudited	2012	2011	2012	2011

Revenues (Note 4)	407	515	1,063	1,333
Fuel and purchased power (Note 5)	151	187	338	397
Gross margin	256	328	725	936
Operations, maintenance, and administration (Note 5)	131	134	258	262
Depreciation and amortization	139	120	268	234
Asset impairment charges (Note 6)	365	9	365	9
Inventory writedown (Note 14)	8	-	42	-
Taxes, other than income taxes	7	7	14	14
Operating income (loss)	(394)	58	(222)	417
Finance lease income	2	2	4	4
Equity income (loss) (Note 8)	(5)	2	(5)	2
Sundance Units 1 and 2 arbitration (Note 3)	(247)	-	(247)	-
Gain on sale of facilities (Note 7)	-	3	3	3
Other income	1	1	1	1
Foreign exchange loss	(3)	(2)	(9)	(1)
Net interest expense (Notes 9 and 12)	(64)	(48)	(124)	(97)
Earnings (loss) before income taxes	(710)	16	(599)	329
Income tax expense (recovery) (Note 10)	76	(6)	78	86
Net earnings (loss)	(786)	22	(677)	243

Net earnings (loss) attributable to:
TransAlta shareholders	(791)	15	(695)	223
Non-controlling interests	5	7	18	20
	(786)	22	(677)	243

Net earnings (loss) attributable to TransAlta shareholders	(791)	15	(695)	223
Preferred share dividends (Note 23)	6	3	13	7
Net earnings (loss) attributable to common shareholders	(797)	12	(708)	216
Weighted average number of common shares outstanding in the period (millions)	227	222	226	222

Net earnings (loss) per share attributable to common shareholders, basic and diluted	(3.51)	0.05	(3.13)	0.97

See accompanying notes.

TRANSALTA CORPORATION / Q2 2012 1

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in millions of Canadian dollars)

	3 months ended June 30		6 months ended June 30
Unaudited	2012	2011	2012	2011

Net earnings (loss)	(786)	22	(677)	243
Other comprehensive income (loss)
Gains (losses) on translating net assets of foreign operations	45	5	13	(44)
Gains (losses) on financial instruments designated as hedges of foreign operations, net of tax(1)	(32)	(7)	(11)	26
Gains (losses) on derivatives designated as cash flow hedges, net of tax(2)	18	8	9	(50)
Reclassification of losses on derivatives designated as cash flow hedges to non-financial assets, net of tax(3)	-	-	1	-
Reclassification of gains on derivatives designated as cash flow hedges to net earnings, net of tax(4)	(39)	(22)	(48)	(154)
Net actuarial losses on defined benefit plans, net of tax(5)	(14)	(22)	(24)	(21)
Other comprehensive loss	(22)	(38)	(60)	(243)
Total comprehensive loss	(808)	(16)	(737)	-

Total comprehensive income (loss) attributable to:
Common shareholders	(813)	(17)	(748)	(18)
Non-controlling interests	5	1	11	18
	(808)	(16)	(737)	-

(1) Net of income tax recovery of 5 and 2 for the three and six months ended June 30, 2012 (2011 - nil and 4 expense), respectively.
(2) Net of income tax expense of 1 and 2 for the three and six months ended June 30, 2012 (2011 - 9 expense and 4 recovery), respectively.
(3) Net of income tax of nil for the three and six months ended June 30, 2012 (2011 - nil), respectively.
(4) Net of income tax expense of 6 and 23 for the three and six months ended June 30, 2012 (2011 - 11 and 88 expense), respectively.
(5) Net of income tax recovery of 5 and 8 for the three and six months ended June 30, 2012 (2011 - 7 and 6 recovery), respectively.

See accompanying notes.

2 TRANSALTA CORPORATION / Q2 2012

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(in millions of Canadian dollars)

Unaudited	June 30, 2012	Dec. 31, 2011
Cash and cash equivalents (Note 13)	61	49
Accounts receivable	465	541
Current portion of finance lease receivable	3	3
Collateral paid (Note 12)	36	45
Prepaid expenses	21	8
Risk management assets (Notes 11 and 12)	287	391
Inventory (Note 14)	99	85
Income taxes receivable (Note 15)	16	2
	988	1,124
Investments (Note 8)	189	193
Long-term receivable (Note 16)	19	18
Finance lease receivable	41	42
Property, plant, and equipment (Note 17)
Cost	11,186	11,386
Accumulated depreciation	(4,295)	(4,115)
	6,891	7,271

Goodwill	447	447
Intangible assets	279	276
Deferred income tax assets	50	176
Risk management assets (Notes 11 and 12)	89	99
Other assets (Note 18)	90	90
Total assets	9,083	9,736

Accounts payable and accrued liabilities	613	463
Decommissioning and other provisions (Note 19)	60	99
Collateral received (Note 12)	12	16
Risk management liabilities (Notes 11 and 12)	187	208
Income taxes payable	7	22
Dividends payable (Notes 12, 22 and 23)	67	67
Current portion of long-term debt (Notes 11, 12 and 20)	320	316
	1,266	1,191
Long-term debt (Notes 11, 12 and 20)	3,955	3,721
Decommissioning and other provisions (Note 19)	260	283
Deferred income tax liabilities	412	491
Risk management liabilities (Notes 11 and 12)	112	142
Deferred credits and other long-term liabilities (Note 21)	303	281
Equity
Common shares (Note 22)	2,335	2,273
Preferred shares (Note 23)	562	562
Contributed surplus	9	9
Retained earnings (deficit)	(312)	527
Accumulated other comprehensive loss (Note 24)	(155)	(102)
Equity attributable to shareholders	2,439	3,269
Non-controlling interests	336	358
Total equity	2,775	3,627
Total liabilities and equity	9,083	9,736

Contingencies (Note 25)

See accompanying notes.

TRANSALTA CORPORATION / Q2 2012 3

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(in millions of Canadian dollars)

6 months ended June 30, 2012
Unaudited	Common shares	Preferred shares	Contributed surplus	Retained earnings (deficit)	Accumulated other comprehensive loss(1)	Attributable to shareholders	Attributable to non-controlling interests	Total

Balance, Dec. 31, 2011	2,273	562	9	527	(102)	3,269	358	3,627
Net earnings (loss)	-	-	-	(695)	-	(695)	18	(677)
Other comprehensive income (loss):
Gains on translating net assets of foreign operations, net of hedges and of tax	-	-	-	-	2	2	-	2
Net losses on derivatives designated as cash flow hedges, net of tax	-	-	-	-	(31)	(31)	(7)	(38)
Net actuarial losses on defined benefits plans, net of tax	-	-	-	-	(24)	(24)	-	(24)
Total comprehensive income (loss)						(748)	11	(737)
Common share dividends	-	-	-	(131)	-	(131)	-	(131)
Preferred share dividends	-	-	-	(13)	-	(13)	-	(13)
Distributions to non-controlling interests	-	-	-	-	-	-	(33)	(33)
Common shares issued	62	-	-	-	-	62	-	62
Balance, June 30, 2012	2,335	562	9	(312)	(155)	2,439	336	2,775

6 months ended June 30, 2011
Unaudited	Common shares	Preferred shares	Contributed surplus	Retained earnings	Accumulated other comprehensive loss(1)	Attributable to shareholders	Attributable to non-controlling interests	Total

Balance, Dec. 31, 2010	2,204	293	7	431	185	3,120	431	3,551
Net earnings	-	-	-	223	-	223	20	243
Other comprehensive income (loss):
Losses on translating net assets of foreign operations, net of hedges and of tax	-	-	-	-	(18)	(18)	-	(18)
Net losses on derivatives designated as cash flow hedges, net of tax	-	-	-	-	(202)	(202)	(2)	(204)
Net actuarial losses on defined benefits plans, net of tax	-	-	-	-	(21)	(21)	-	(21)
Total comprehensive income (loss)						(18)	18	-
Common share dividends	-	-	-	(65)	-	(65)	-	(65)
Preferred share dividends	-	-	-	(7)	-	(7)	-	(7)
Distributions to non-controlling interests	-	-	-	-	-	-	(65)	(65)
Common shares issued	35	-	-	-	-	35	-	35
Effect of share-based payment plans	-	-	1	-	-	1	-	1
Balance, June 30, 2011	2,239	293	8	582	(56)	3,066	384	3,450
(1) Refer to Note 24 for details on components of, and changes in, Accumulated other comprehensive loss.

See accompanying notes.

4 TRANSALTA CORPORATION / Q2 2012

TRANSALTA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of Canadian dollars)
	3 months ended June 30		6 months ended June 30
Unaudited	2012	2011	2012	2011

Operating activities
Net earnings (loss)	(786)	22	(677)	243
Depreciation and amortization (Note 27)	149	130	290	257
Gain on sale of facilities (Note 7)	-	(3)	(3)	(3)
Accretion of provisions (Note 19)	5	4	9	9
Decommissioning and restoration costs settled (Note 19)	(7)	(10)	(13)	(16)
Deferred income tax expense (recovery) (Note 10)	79	(15)	82	74
Unrealized (gain) loss from risk management activities (Note 12)	94	55	25	(147)
Unrealized foreign exchange loss	2	2	11	2
Provisions	(2)	22	(2)	22
Asset impairment charges (Note 6)	365	9	365	9
Sundance Units 1 and 2 impairment charge (Notes 3 and 6)	43	-	43	-
Equity (income) loss, net of distributions received	5	(2)	5	(2)
Other non-cash items	(1)	12	-	4
Cash flow from operations before changes in working capital	(54)	226	135	452
Change in non-cash operating working capital balances (Note 28)	132	(103)	126	(161)
Cash flow from operating activities	78	123	261	291

Investing activities
Additions to property, plant, and equipment (Note 17)	(175)	(104)	(312)	(191)
Additions to intangibles	(12)	(6)	(18)	(11)
Proceeds on sale of property, plant, and equipment	-	1	-	2
Proceeds on sale of facilities	-	30	3	30
Resolution of outstanding tax matters	-	1	-	3
Realized losses on financial instruments (Note 12)	(8)	(4)	(10)	(2)
Net decrease in collateral received from counterparties (Note 12)	(3)	(40)	(3)	(56)
Net (increase) decrease in collateral paid to counterparties (Note 12)	15	-	9	(9)
Other	(2)	15	(7)	15
Change in non-cash investing working capital balances	10	21	(2)	-
Cash flow used in investing activities	(175)	(86)	(340)	(219)

Financing activities
Net increase in borrowings under credit facilities (Note 20)	173	260	213	300
Repayment of long-term debt (Note 20)	(3)	(228)	(5)	(230)
Dividends paid on common shares (Note 22)	(23)	(48)	(68)	(95)
Dividends paid on preferred shares (Note 23)	(6)	(3)	(14)	(7)
Net proceeds on issuance of common shares (Note 22)	1	-	1	1
Distributions paid to subsidiaries' non-controlling interests	(14)	(18)	(33)	(35)
Decrease in finance lease receivable	-	-	1	1
Other	(1)	(4)	(4)	(5)
Cash flow from (used in) financing activities	127	(41)	91	(70)
Cash flow from (used in) operating, investing, and financing activities	30	(4)	12	2
Effect of translation on foreign currency cash	-	2	-	1
Increase (decrease) in cash and cash equivalents	30	(2)	12	3
Cash and cash equivalents, beginning of period	31	40	49	35
Cash and cash equivalents, end of period	61	38	61	38
Cash income taxes paid (recovered)	11	2	27	(4)
Cash interest paid	68	57	114	90

See accompanying notes.

TRANSALTA CORPORATION / Q2 2012 5

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
(Tabular amounts in millions of Canadian dollars, except as otherwise noted)

1.  ACCOUNTING POLICIES

A.  Basis of Preparation

These unaudited interim condensed consolidated financial statements have been prepared in accordance with International Accounting Standard 34 Interim Financial Reporting using the same accounting policies as those used in TransAlta Corporation’s (“TransAlta” or “the Corporation”) most recent annual consolidated financial statements.  These unaudited interim condensed consolidated financial statements do not include all of the disclosures included in the Corporation’s annual consolidated financial statements. Accordingly, these should be read in conjunction with the Corporation’s most recent annual consolidated financial statements.

The unaudited interim condensed consolidated financial statements include the accounts of the Corporation and the subsidiaries that it controls.  Control exists where the Corporation has the power to govern the financial and operating policies of the subsidiary so as to obtain benefits from its activities, generally indicated by ownership of, directly or indirectly, more than one-half of the voting rights.

The unaudited interim condensed consolidated financial statements have been prepared on a historical cost basis, except for certain financial assets and liabilities, which are stated at fair value.

These unaudited interim condensed consolidated financial statements reflect all adjustments which consist of normal recurring adjustments and accruals that are, in the opinion of management, necessary for a fair presentation of results.  TransAlta’s results are partly seasonal due to the nature of the electricity market and related fuel costs. Higher maintenance costs are ordinarily incurred in the second and third quarters when electricity prices are expected to be lower as electricity prices generally increase in the winter months in the Canadian market.

These unaudited interim condensed consolidated financial statements were authorized for issue by the Board of Directors on
July 30, 2012.

B.  Use of Estimates

The preparation of these condensed consolidated financial statements in accordance with IFRS requires management to use judgment and make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the period.  These estimates are subject to uncertainty.  Actual results could differ from these estimates due to factors such as fluctuations in interest rates, foreign exchange rates, inflation and commodity prices, and changes in economic conditions, legislation and regulations.  Refer to Note 2(Y) of the 2011 annual consolidated financial statements for a more detailed discussion of the critical accounting judgments and key sources of estimation uncertainty.

6 TRANSALTA CORPORATION / Q2 2012

2.  ACCOUNTING CHANGES

Prior Accounting Changes

On Jan. 1, 2011, the Corporation adopted International Financial Reporting Standards (“IFRS”) for publicly accountable enterprises.  For information on the impact of the transition to IFRS refer to Note 3 of the Corporation’s most recent annual consolidated financial statements.

Future Accounting Changes

In June 2012, the International Accounting Standards Board (“IASB”) issued Consolidated Financial Statements, Joint Arrangements and Disclosure of Interests in Other Entities: Transition Guidance (Amendments to IFRS 10, IFRS 11 and IFRS 12). The amendments clarify the transition guidance in IFRS 10 and provide additional transition relief for all three standards by limiting the requirement to provide adjusted comparative information to only the preceding comparative period. The amendments are effective for annual periods beginning on or after Jan. 1, 2013.  The Corporation will apply these amendments along with the adoption of IFRS 10, 11 and 12 on Jan. 1, 2013.

Additional new or amended accounting standards that have been previously issued by the IASB but are not yet effective, and have not been applied by the Corporation, are as outlined in Note 2(Z) of the 2011 annual consolidated financial statements.

Comparative Figures

Certain comparative figures have been reclassified to conform to the current period’s presentation.  These reclassifications did not impact previously reported net earnings.

3.  SUNDANCE UNITS 1 AND 2 ARBITRATION

On Dec. 16, 2010 and Dec. 19, 2010, Unit 1 and Unit 2, respectively, of the Corporation’s Sundance facility were shut down due to conditions observed in the boilers at both units.  On Feb. 8, 2011, the Corporation issued a notice of termination for destruction based on the determination that the units cannot be economically restored to service under the terms of the PPA.  Due to the uncertainty of the results of the arbitration ruling, the Corporation had been continuing to accrue the capacity payments, net of a provision, and to depreciate the asset.

The matter was heard before an arbitration panel during the second quarter of 2012.  On July 20, 2012, the arbitration panel concluded that Unit 1 and Unit 2 were not economically destroyed and the Corporation will restore the facility to service.  The panel has affirmed that the event meets the criteria of force majeure beginning on Nov. 20, 2011 until such time that the units are returned to service.

The pre-tax income statement impact of the ruling that has been recorded under the caption “Sundance Units 1 and 2 arbitration” in current earnings is as follows:

Availability incentive penalties	260
Reversal of provision on capacity payments	(64)
Impairment of the units (Note 6)	43
Interest	8
Total pre-tax impact (1)	247
(1) Related income tax impact is a recovery of $63 million

TRANSALTA CORPORATION / Q2 2012  7

The Corporation will immediately start the work to safely restore the units to service. The cost to repair the units is estimated at approximately $190 million. This investment is expected to start generating cash flow in the fall of 2013.

4.  REVENUES

Several of the Corporation’s Power Purchase Arrangements and other long-term contracts meet the criteria of operating leases.  Total rental income, including contingent rent, related to these contracts, and reported in “Revenues” in the Condensed Consolidated Statements of Earnings (Loss) for the three and six months ended June 30, 2012, was $40 million
(June 30, 2011 - $37 million), and $82 million (June 30, 2011 - $83 million), respectively.

5.  EXPENSES BY NATURE

Expenses classified by nature are as follows:

	3 months ended June 30, 2012		3 months ended June 30, 2011
	Fuel and purchased power	Operations, maintenance, and administration	Fuel and purchased power	Operations, maintenance, and administration
Fuel	125	-	155	-
Purchased power	15	-	21	-
Salaries and benefits	1	67	1	68
Depreciation	10	-	10	-
Other operating expenses	-	64	-	66
Total	151	131	187	134

	6 months ended June 30, 2012		6 months ended June 30, 2011
	Fuel and purchased power	Operations, maintenance, and administration	Fuel and purchased power	Operations, maintenance, and administration
Fuel	264	-	307	-
Purchased power	52	-	68	-
Salaries and benefits	2	132	2	138
Depreciation	20	-	20	-
Other operating expenses	-	126	-	124
Total	338	258	397	262

8 TRANSALTA CORPORATION / Q2 2012

6.  ASSET IMPAIRMENT CHARGES

A.	Centralia Thermal

In 2011, the TransAlta Energy Bill (the “Bill”) was signed into law in the State of Washington. The Bill, and a Memorandum of Agreement (the “MoA”) signed on Dec. 23, 2011, which is part of the Bill, provide a framework to transition from coal-fired energy produced at the Corporation’s Centralia Thermal plant by 2025. The Bill and MoA include key elements regarding, among other things, the timing of the shut down of the units and the removal of restrictions on the terms of power contracts that the Corporation can enter into.

Since late 2011, a dedicated commercial team has been in place to pursue long-term contracts for the plant. On July 25, 2012, the Corporation announced that a long-term power agreement was signed for supply of power from December 2014 until the facility is fully retired in 2025. As a result, the Corporation was able to complete an assessment of whether the carrying amount of the Centralia Thermal plant is recoverable based on an estimate of fair value less costs to sell. The fair value was determined based on the future cash flows expected to be derived from the plant’s operations, determined by prices evidenced in the agreement and in the marketplace. A pre-tax impairment charge of $347 million resulted and is included in the Generation segment.

In addition to the impairment charge, the Corporation has written off $169 million of deferred income tax assets as it is no longer probable that sufficient taxable income will be available from the Corporation’s U.S. operations, which have been impacted by the Centralia Thermal plant impairment, to allow the benefit associated with the deferred income tax assets to be utilized.

B.	Sundance Units 1 and 2

During the three and six months ended June 30, 2012, the Corporation recognized a pre-tax impairment charge of $43 million as a result of the conclusion of the Sundance Units 1 and 2 arbitration.  The impairment assessment was based on an estimate of fair value less costs to sell, derived from the cash flows expected to result under the provisions of the PPA, and the estimated costs to return the Units to service (See Note 3).

C.	Other

During the three months ended June 30, 2012, the Corporation recognized a pre-tax impairment charge of $18 million related to five assets within the renewables fleet.  The impairments resulted from the completion of the annual impairment assessment based on estimates of fair value less costs to sell, derived from the long range forecasts and prices evidenced in the market place.  The assets were impaired primarily due to expectations regarding lower market prices.  The impairment losses are included in the Generation segment.

During the three months ended June 30, 2011, the Corporation completed an impairment assessment based on an estimate of fair value less costs to sell, derived from the long range forecast and prices evidenced in the market place.  As a result, the Corporation recorded a pre-tax impairment charge of $9 million on an asset within the renewables fleet that was part of the acquisition of Canadian Hydro, in order to write this asset down to its fair value.  The impairment loss was included in the Generation segment for the applicable period.

D.	Reversals

The impairment charges and the reduction of the deferred tax asset can be reversed in future periods if the forecasted cash flows to be generated by the impacted plants, and the estimated taxable income to be generated by the Centralia Thermal plant, respectively, improve.

TRANSALTA CORPORATION / Q2 2012 9

7.  DISPOSALS

During the three and six months ended June 30, 2012, the Corporation realized a pre-tax gain of nil and $3 million, respectively, related to the 2011 sale of its biomass facility.  The gain resulted from the release of the remaining consideration related to the achievement of the Environmental Attribute Conditions by the purchaser.

On Dec. 20, 2010, TransAlta Cogeneration, L.P., a subsidiary that is owned 50.01 per cent by TransAlta, entered into an agreement for the sale of its 50 per cent interest in the Meridian facility.  As a result, the Corporation realized a pre-tax gain of
$3 million during the three and six months ended June 30, 2011.

8.  INVESTMENTS

The Corporation’s investments in jointly controlled entities accounted for using the equity method consists of its investments in
CE Generation, LLC and Wailuku River Hydroelectric, L.P.

Summarized information on the results of operations and financial position relating to the Corporation's pro-rata interests in these investments is as follows:
	3 months ended June 30		6 months ended June 30
	2012	2011	2012	2011
Results of operations
Revenues	24	31	50	59
Expenses	(29)	(29)	(55)	(57)
Proportionate share of net income (loss)	(5)	2	(5)	2

As at	June 30, 2012	Dec. 31, 2011
Financial position
Current assets	36	42
Long-term assets	419	423
Current liabilities	(32)	(29)
Long-term liabilities	(220)	(229)
Non-controlling interests	(14)	(14)
Proportionate share of net assets	189	193

9.  NET INTEREST EXPENSE

The components of net interest expense are as follows:
	3 months ended June 30		6 months ended June 30
	2012	2011	2012	2011
Interest on debt	58	55	114	110
Capitalized interest (Note 17)	(1)	(12)	(1)	(23)
Other	2	1	2	1
Interest expense	59	44	115	88
Accretion of provisions (Note 19)	5	4	9	9
Net interest expense	64	48	124	97

10 TRANSALTA CORPORATION / Q2 2012

The Corporation capitalizes interest during the construction phase of growth capital projects.  $1 million was capitalized in 2012 related to New Richmond.  Capitalized interest in 2011 relates primarily to Keephills Unit 3.

10.  INCOME TAXES

The components of income tax expense (recovery) are as follows:

	3 months ended June 30		6 months ended June 30
	2012	2011	2012	2011
Current income tax expense (recovery)	(5)	9	8	12
Adjustments in respect of current income tax of previous periods	2	-	2	-
Benefit arising from the resolution of outstanding tax matters	-	-	(24)	-
Deferred income tax expense (recovery) related to the origination and reversal of temporary differences	(97)	(15)	(84)	74
Deferred income tax expense resulting from changes in tax rates or laws (1)	7	-	7	-
Deferred income tax expense arising from the write down of deferred tax assets (Note 6)	169	-	169	-
Income tax expense (recovery)	76	(6)	78	86
(1) Relates to the impact of the Ontario budget bill, which freezes the Ontario general corporate tax rate at 11.5%. The Corporation had been using the previously substantively enacted scheduled reduced tax rate of 10.0%.

Presented in the Condensed Consolidated Statements of Earnings (Loss) as follows:

	3 months ended June 30		6 months ended June 30
	2012	2011	2012	2011
Current tax expense (recovery)	(3)	9	(4)	12
Deferred tax expense (recovery)	79	(15)	82	74
Income tax expense (recovery)	76	(6)	78	86

TRANSALTA CORPORATION / Q2 2012 11

11.  FINANCIAL INSTRUMENTS

A.  Financial Assets and Liabilities - Classification and Measurement

Financial assets and financial liabilities are measured on an ongoing basis at cost, fair value, or amortized cost.

B.  Fair Value of Financial Instruments

The methods used by the Corporation to determine fair values, and descriptions of the fair value hierarchy, are more fully discussed in Note 13(B) of the most recent annual consolidated financial statements.

Energy Trading

Energy trading includes risk management assets and liabilities that are used in the Energy Trading and Generation segments in relation to trading activities and certain contracting activities.

The following table summarizes the key factors impacting the fair value of energy trading risk management assets and liabilities by classification level during the six months ended June 30, 2012:
	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management assets (liabilities) at Dec. 31, 2011	-	(90)	(14)	-	287	7	-	197	(7)
Changes attributable to:
Market price changes on existing contracts	-	10	10	1	20	9	1	30	19
New contracts	-	(1)	-	1	(14)	2	1	(15)	2
Contracts settled	-	8	5	2	(123)	(13)	2	(115)	(8)
Discontinued hedge accounting on certain contracts	-	(28)	-	-	22	6	-	(6)	6
Net risk management assets (liabilities) at June 30, 2012	-	(101)	1	4	192	11	4	91	12
Additional Level III gain (loss) information:
Change in fair value included in Other Comprehensive Income (Loss) ("OCI")			15			-			15
Realized gain (loss) included in earnings before income taxes			(5)			13			8
Unrealized gain included in earnings before income taxes relating to net assets held at June 30, 2012			-			9			9

To the extent applicable, changes in net risk management assets and liabilities for non-hedge positions are reflected within the gross margin of the Energy Trading and Generation business segments.

The effect of using reasonably possible alternative assumptions as inputs to valuation techniques from which the Level III energy trading fair values are determined at June 30, 2012 is estimated to be +/- $35 million (Dec. 31, 2011 - +/- $33 million).

12 TRANSALTA CORPORATION / Q2 2012

Other Risk Management Assets and Liabilities

Other risk management assets and liabilities primarily include risk management assets and liabilities that are used in hedging non-energy trading transactions, such as interest rates, the net investment in foreign operations, and other foreign currency risks.

The following table summarizes the key factors impacting the fair value of other risk management assets and liabilities by classification level during the six months ended June 30, 2012:

	Hedges			Non-Hedges			Total
	Level I	Level II	Level III	Level I	Level II	Level III	Level I	Level II	Level III
Net risk management liabilities at Dec. 31, 2011	-	(50)	-	-	-	-	-	(50)	-
Changes attributable to:
Market price changes on existing contracts	-	24	-	-	-	-	-	24	-
New contracts	-	(38)	-	-	-	-	-	(38)	-
Contracts settled	-	34	-	-	-	-	-	34	-
Discontinued hedge accounting on certain contracts	-	1	-	-	(1)	-	-	-	-
Net risk management liabilities at June 30, 2012	-	(29)	-	-	(1)	-	-	(30)	-

Other Financial Assets and Liabilities

The fair value of financial assets and liabilities measured at other than fair value is as follows:
	Fair value				Total carrying value
As at June 30, 2012	Level I	Level II	Level III	Total
Long-term debt - June 30, 2012(1)	-	4,417	-	4,417	4,275
Long-term debt - Dec. 31, 2011(1)	-	4,324	-	4,324	4,037

(1) Includes current portion.

The book value of other short-term financial assets and liabilities (cash and cash equivalents, accounts receivable, collateral paid, accounts payable and accrued liabilities, collateral received, and dividends payable) approximates fair value due to the liquid nature of the asset or liability.

The book value of the net collateral reflected as a long-term receivable approximates fair value as represented by the amount expected to be recovered.

C.  Inception Gains and Losses

An inception gain or loss arises due to differences between the fair value of a financial instrument at initial recognition (the transaction price) and the amount calculated through a valuation model.  The unrealized gain or loss related to Level III financial instruments is deferred in risk management assets or liabilities, and is recognized in net earnings over the term of the related contract.  At June 30, 2012, the unamortized gain is $9 million (Dec. 31, 2011 - $4 million gain).

TRANSALTA CORPORATION / Q2 2012 13

12.  RISK MANAGEMENT ACTIVITIES

A.  Risk Management Assets and Liabilities

Aggregate risk management assets and liabilities are as follows:

As at	June 30, 2012					Dec. 31, 2011
	Net investment hedges	Cash flow hedges	Fair value hedges	Not designated as a hedge	Total	Total
Risk management assets
Energy trading
Current	-	5	-	280	285	390
Long-term	-	2	-	55	57	73
Total energy trading risk management assets	-	7	-	335	342	463

Other
Current	1	-	-	1	2	1
Long-term	-	5	27	-	32	26
Total other risk management assets	1	5	27	1	34	27

Risk management liabilities
Energy trading
Current	-	25	-	114	139	167
Long-term	-	82	-	14	96	106
Total energy trading risk management liabilities	-	107	-	128	235	273

Other
Current	2	44	-	2	48	41
Long-term	-	16	-	-	16	36
Total other risk management liabilities	2	60	-	2	64	77

Net energy trading risk management assets (liabilities)	-	(100)	-	207	107	190
Net other risk management assets (liabilities)	(1)	(55)	27	(1)	(30)	(50)
Net total risk management assets (liabilities)	(1)	(155)	27	206	77	140

Additional information on derivative instruments has been presented on a net basis below.

14 TRANSALTA CORPORATION / Q2 2012

I.  Hedges

a.  Net Investment Hedges

The Corporation hedges its net investment in foreign operations with U.S. denominated borrowings, cross-currency interest rate swaps, and foreign currency forward contracts.

During the three months ended June 30, 2012, the Corporation de-designated $300 million of borrowings under a U.S. dollar denominated credit facility and U.S.$60 million of foreign currency forward contracts from its net investment hedges due to a reduction in its investment in foreign operations arising from the Centralia Thermal plant impairment.  The cumulative net foreign exchange gains (losses) related to these hedges up to the date of de-designation will remain in OCI until a disposal of the related U.S. foreign operation occurs.  The Corporation’s remaining net investment hedges are comprised of U.S. dollar denominated long-term debt with a face value of U.S.$820 million (Dec. 31, 2011 - U.S.$820 million) and the following foreign currency forward contracts:

As at	June 30, 2012			Dec. 31, 2011
Notional amount sold	Notional amount purchased	Fair value liability	Maturity	Notional amount sold	Notional amount purchased	Fair value liability	Maturity
Foreign Currency Forward Contracts
AUD170	CAD173	(1)	2012	AUD185	CAD184	(4)	2012
-	-	-	-	USD135	CAD138	-	2012

 b.  Cash Flow Hedges

i.  Energy Trading Risk Management

The Corporation’s outstanding Energy Trading derivative instruments designated as hedging instruments at June 30, 2012, are as follows:

As at	June 30, 2012		Dec. 31, 2011
Type (Thousands)	Notional amount sold	Notional amount purchased	Notional amount sold	Notional amount purchased
Electricity (MWh)	4,007	1	7,817	4
Natural gas (GJ)	971	38,921	2,032	39,022
Oil (gallons)	-	-	-	6,300

During the three and six months ended June 30, 2012, unrealized pre-tax gains of nil (June 30, 2011 - nil) and $75 million
(June 30, 2011 - $204 million gain), respectively, related to certain power hedging relationships that were previously de-designated and deemed ineffective for accounting purposes were released from Accumulated Other Comprehensive Income (Loss) (“AOCI”) and recognized in earnings.  These unrealized gains were calculated using current forward prices which will change between now and the time the contracts will be settled.  Had these hedges not been deemed ineffective for accounting purposes, the revenues associated with these contracts would have been recorded in net earnings in the period in which they settle, the majority of which will occur during 2012.  As these gains have already been recognized in earnings in the current and prior periods, future reported earnings will be lower, however, the expected cash flows from these contracts will not change.

TRANSALTA CORPORATION / Q2 2012 15

During 2012, the Corporation discontinued hedge accounting for certain cash flow hedges that no longer met the criteria for hedge accounting.  As at June 30, 2012, cumulative gains of $15 million will continue to be deferred in AOCI and will be reclassified to net earnings as the forecasted transactions occur.

ii.  Foreign Currency Rate Risk Management

The Corporation uses foreign exchange forward contracts to hedge a portion of its future foreign denominated receipts and expenditures and to manage foreign exchange exposure on debt not designated as a net investment hedge, and cross-currency swaps to manage foreign exchange exposures on foreign denominated debt.

As at	June 30, 2012			Dec. 31, 2011
Notional amount sold	Notional amount purchased	Fair value asset (liability)	Maturity	Notional amount sold	Notional amount purchased	Fair value liability	Maturity
Foreign Exchange Forward Contracts - foreign denominated receipts/expenditures
CAD255	USD238	(3)	2012-2017	CAD250	USD233	(8)	2012-2017
USD5	CAD5	-	2012	USD8	CAD8	-	2012
CAD80	EUR62	(1)	2012	CAD103	EUR74	(6)	2012

Foreign Exchange Forward Contracts - foreign denominated debt
CAD312	USD300	(2)	2012	CAD312	USD300	(5)	2012
CAD314	USD300	(2)	2013	CAD314	USD300	(5)	2013
CAD308	USD300	4	2013	-	-	-	-

Cross-Currency Swaps - foreign denominated debt
CAD530	USD500	(10)	2015	CAD530	USD500	(22)	2015

iii.  Interest Rate Risk Management

The Corporation has outstanding forward start interest rate swaps with fixed rates ranging from 3.07 per cent to 3.75 per cent
(Dec. 31, 2011 – 2.75 per cent to 3.43 per cent).  Forward start interest rate swaps are used to offset the variability in cash flows resulting from anticipated issuances of long-term debt.

As at	June 30, 2012		Dec. 31, 2011
Notional amount	Fair value liability	Maturity	Notional amount	Fair value liability	Maturity
USD300	(41)	2013	USD300	(25)	2012

16 TRANSALTA CORPORATION / Q2 2012

iv.  Cash Flow Hedge Impacts

The following tables summarize the impacts of cash flow hedges:
3 months ended June 30, 2012
		Effective portion		Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss recognized in earnings
Commodity contracts	(4)	Revenue	(6)	Revenue	-
Foreign exchange forwards on project hedges	5	Property, plant, and equipment	-	Foreign exchange (gain) loss	-
Foreign exchange forwards on U.S. debt hedges	22	Foreign exchange (gain) loss	-	Foreign exchange (gain) loss	-
Cross-currency swaps	17	Foreign exchange (gain) loss	(41)	Foreign exchange (gain) loss	-
Forward start interest rate swaps	(21)	Interest expense	2	Interest expense	-
OCI impact	19	OCI impact	(45)	Net earnings impact	-

3 months ended June 30, 2011
		Effective portion		Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss recognized in earnings
Commodity contracts	20	Revenue	(34)	Revenue	-
Foreign exchange forwards on project hedges	(2)	Property, plant, and equipment	-	Foreign exchange (gain) loss	-
Foreign exchange forwards on U.S. debt hedges	(1)	Foreign exchange (gain) loss	-	Foreign exchange (gain) loss	-
Cross-currency swaps	-	Foreign exchange (gain) loss	-	Foreign exchange (gain) loss	-
Forward start interest rate swaps	-	Interest expense	1	Interest expense	-
OCI impact	17	OCI impact	(33)	Net earnings impact	-

TRANSALTA CORPORATION / Q2 2012 17

6 months ended June 30, 2012
		Effective portion		Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss recognized in earnings
Commodity contracts	1	Revenue	10	Revenue	(75)
Foreign exchange forwards on project hedges	3	Property, plant, and equipment	1	Foreign exchange (gain) loss	-
Foreign exchange forwards on U.S. debt hedges	11	Foreign exchange (gain) loss	-	Foreign exchange (gain) loss	-
Cross-currency swaps	12	Foreign exchange (gain) loss	(8)	Foreign exchange (gain) loss	-
Forward start interest rate swaps	(16)	Interest expense	2	Interest expense	-
OCI impact	11	OCI impact	5	Net earnings impact	(75)

6 months ended June 30, 2011
		Effective portion		Ineffective portion
Derivatives in cash flow hedging relationships	Pre-tax gain (loss) recognized in OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss reclassified from OCI	Location of (gain) loss reclassified from OCI	Pre-tax (gain) loss recognized in earnings
Commodity contracts	(16)	Revenue	(72)	Revenue	(204)
Foreign exchange forwards on project hedges	(5)	Property, plant, and equipment	-	Foreign exchange (gain) loss	-
Foreign exchange forwards on U.S. debt hedges	(19)	Foreign exchange (gain) loss	33	Foreign exchange (gain) loss	-
Cross-currency swaps	(14)	Foreign exchange (gain) loss	-	Foreign exchange (gain) loss	-
Forward start interest rate swaps	-	Interest expense	1	Interest expense	-
OCI impact	(54)	OCI impact	(38)	Net earnings impact	(204)

Over the next 12 months, the Corporation estimates that $8 million of after-tax losses will be reclassified from AOCI to net earnings.  These estimates assume constant natural gas and power prices, interest rates, and exchange rates over time; however, the actual amounts that will be reclassified will vary based on changes in these factors.   In addition, it is the Corporation’s intent to settle a substantial portion of the cash flow hedges by physical delivery of the underlying commodity, resulting in gross settlement at the contract price.

18 TRANSALTA CORPORATION / Q2 2012

c.  Fair Value Hedges

i.  Interest Rate Risk Management

The Corporation has converted a portion of its fixed interest rate debt with a rate of 6.65 per cent, to floating rate debt through interest rate swaps as outlined below:

As at	June 30, 2012		Dec. 31, 2011
Notional amount	Fair value asset	Maturity	Notional amount	Fair value asset	Maturity
USD150	27	2018	USD150	25	2018

Including the interest rate swaps above, 28 per cent of the Corporation’s debt as at June 30, 2012 is subject to floating interest rates (Dec. 31, 2011 - 23 per cent).

ii.  Fair Value Hedge Impacts
During the three and six months ended June 30, 2012 and 2011, there was no ineffectiveness on fair value hedges.

II.  Non-Hedges

The Corporation enters into various derivative transactions that do not qualify for hedge accounting or where a choice was made not to apply hedge accounting.  As a result, the related assets and liabilities are classified as held for trading.  The net realized and unrealized gains or losses from changes in the fair value of these derivatives are reported in earnings in the period the change occurs.

a.  Energy Trading Risk Management Non-Hedge Derivatives

As at	June 30, 2012		Dec. 31, 2011
Type (Thousands)	Notional amount sold	Notional amount purchased	Notional amount sold	Notional amount purchased
Electricity (MWh)	63,364	54,962	56,374	47,133
Natural gas (GJ)	2,214,520	2,196,861	1,007,959	1,030,710
Transmission (MWh)	-	2,117	-	2,908
Oil (gallons)	-	6,174	-	6,552

b.  Other Non-Hedge Derivatives

As at	June 30, 2012			Dec. 31, 2011
Notional amount sold	Notional amount purchased	Fair value asset (liability)	Maturity	Notional amount sold	Notional amount purchased	Fair value liability	Maturity
Foreign Exchange Forward Contracts
CAD2	AUD3	-	2012	CAD37	AUD36	-	2012
USD15	CAD15	-	2012	CAD19	USD19	-	2012
CAD1	USD-	(1)	2012	-	-	-	-

TRANSALTA CORPORATION / Q2 2012 19

c.  Total Return Swaps

The Corporation also has certain compensation and deferred share unit programs, the values of which depend on the common share price of the Corporation.  The Corporation has fixed a portion of the settlement cost of these programs by entering into a total return swap for which hedge accounting has not been applied.  The total return swap is cash settled every quarter based upon the difference between the fixed price and the market price of the Corporation’s common shares at the end of each quarter.

d.  Non-Hedge Impacts

For the three and six months ended June 30, 2012, the Corporation recognized net unrealized losses of $63 million
(June 30, 2011 - gain of $16 million) and $59 million (June 30, 2011 - gain of $20 million), respectively, related to commodity derivatives.

For the three months ended June 30, 2012, a loss of $2 million (June 30, 2011 - nil) related to foreign exchange derivatives was recognized and is comprised of a net unrealized gain of $1 million (June 30, 2011 - $1 million loss) and a net realized loss of
$3 million (June 30, 2011 - $1 million gain).  For the six months ended June 30, 2012, a loss of $2 million
(June 30, 2011 - $4 million loss) was recognized and is comprised of a net unrealized gain of nil (June 30, 2011 - $2 million gain) and a net realized loss of $2 million (June 30, 2011 - $6 million loss).

B.  Nature and Extent of Risks Arising from Financial Instruments

The following discussion is limited to the nature and extent of risks arising from financial instruments, which are also more fully discussed in Note 14(B) of the 2011 annual consolidated financial statements.

I.  Market Risk

a.  Commodity Price Risk

i.  Commodity Price Risk - Proprietary Trading

The Corporation’s Energy Trading segment conducts proprietary trading activities and uses a variety of instruments to manage risk, earn trading revenue, and gain market information.  Value at Risk (“VaR”) is the most commonly used metric employed to track and manage the market risk associated with trading positions.  VaR is used to determine the potential change in value of the Corporation’s proprietary trading portfolio, over a three day period within a 95 per cent confidence level, resulting from normal market fluctuations.  VaR is estimated using the historical variance/covariance approach.

VaR at June 30, 2012 associated with the Corporation’s proprietary energy trading activities was $5 million
(Dec. 31, 2011 - $5 million).

ii.  Commodity Price Risk - Generation

The Generation segment utilizes various commodity contracts to manage the commodity price risk associated with its electricity generation, fuel purchases, emissions, and byproducts, as considered appropriate.  VaR at June 30, 2012 associated with the Corporation’s commodity derivative instruments used in generation hedging activities was $4 million (Dec. 31, 2011 - $5 million).  VaR at June 30, 2012 associated with positions and economic hedges that do not meet hedge accounting requirements was
$12 million (Dec. 31, 2011 - $9 million).

20 TRANSALTA CORPORATION / Q2 2012

b.  Interest Rate Risk

Interest rate risk arises as the fair value or future cash flows of a financial instrument can fluctuate due to changes in market interest rates.

The possible effect on net earnings and OCI, due to changes in market interest rates affecting the Corporation’s floating rate debt, interest-bearing assets, and interest rate derivatives, outstanding as at the date of the Statement of Financial Position, is outlined below.  The sensitivity analysis has been prepared using management’s assessment that a 50 basis point (June 30, 2011 - 50 basis point) increase or decrease is a reasonable potential change in market interest rates over the next quarter.

	6 months ended June 30
	2012		2011
	Net earnings increase(1)	OCI loss(1)	Net earnings increase(1)	OCI loss(1)
50 basis point change	2	(5)	2	-

(1) This calculation assumes a decrease in market interest rates. An increase would have the opposite effect.

c.  Currency Rate Risk

The Corporation has exposure to various currencies, such as the Euro, and the U.S. and Australian dollars, as a result of investments and operations in foreign jurisdictions, the net earnings from those operations, and the acquisition of equipment and services from foreign suppliers.

The possible effect on net earnings and OCI due to changes in foreign exchange rates associated with financial instruments outstanding as at the date of the Statement of Financial Position, is outlined below.  The sensitivity analysis has been prepared using management’s assessment that an average six cent (June 30, 2011 - six cent ) increase or decrease in these currencies relative to the Canadian dollar is a reasonable potential change over the next quarter, and is limited to the risks that arise on financial instruments denominated in currencies other than the functional currency.

	6 months ended June 30
	2012		2011
Currency	Net earnings decrease(1)	OCI gain(1), (2)	Net earnings decrease(1)	OCI gain(1), (2)
USD	(2)	11	(2)	11
AUD	(1)	-	(1)	-
EUR	-	3	-	2
Total	(3)	14	(3)	13
(1) These calculations assume an increase in the value of these currencies relative to the Canadian dollar. A decrease would have the opposite effect.
(2) The foreign exchange impact related to financial instruments designated as hedging instruments in net investment hedges has been excluded.

TRANSALTA CORPORATION / Q2 2012 22

II.  Credit Risk

Credit risk is the risk that customers or counterparties will cause a financial loss for the Corporation by failing to discharge their obligations, and the risk to the Corporation associated with changes in creditworthiness of entities with which commercial exposures exist.

At June 30, 2012, TransAlta had one counterparty whose net settlement position accounted for greater than 10 per cent of the total trade receivables outstanding.  The Corporation has evaluated the risk of default related to this counterparty to be minimal.

The Corporation’s maximum exposure to credit risk at June 30, 2012, without taking into account collateral held or right of set-off, is represented by the carrying amounts of accounts receivable and risk management assets as per the Condensed Consolidated Statements of Financial Position.  Letters of credit and cash are the primary types of collateral held as security related to these amounts.  The maximum credit exposure to any one counterparty for commodity trading operations and hedging, excluding the California market receivables (Refer to Note 32 of the 2011 annual consolidated financial statements) and including the fair value of open trading positions, net of any collateral held, at June 30, 2012 was $35 million (Dec. 31, 2011 - $38 million).

The Corporation uses external credit ratings, as well as internal ratings in circumstances where external ratings are not available, to establish credit limits for customers and counterparties.  The following table outlines the distribution, by credit rating, of certain financial assets as at June 30, 2012:

(Per cent)	Investment grade	Non-investment grade	Total
Accounts receivable	96	4	100
Risk management assets	97	3	100

III.  Liquidity Risk

Liquidity risk relates to the Corporation’s ability to access capital to be used for proprietary trading activities, commodity hedging, capital projects, debt refinancing, and general corporate purposes.

A maturity analysis of the Corporation’s financial liabilities is as follows:
	2012	2013	2014	2015	2016	2017 and thereafter	Total
Accounts payable and accrued liabilities	613	-	-	-	-	-	613
Collateral received	12	-	-	-	-	-	12
Debt(1)	315	630	209	673	742	1,689	4,258
Energy trading risk management (assets) liabilities	(105)	(36)	(16)	15	13	22	(107)
Other risk management (assets) liabilities	5	40	1	11	-	(27)	30
Interest on long-term debt	107	198	171	139	122	846	1,583
Dividends payable	67	-	-	-	-	-	67
Total	1,014	832	365	838	877	2,530	6,456
(1) Excludes impact of hedge accounting and includes drawn credit facilities that are currently scheduled to mature in 2013 and 2016.

22 TRANSALTA CORPORATION / Q2 2012

C.  Collateral

I.  Financial Assets Provided as Collateral

At June 30, 2012, the Corporation provided $36 million (Dec. 31, 2011 - $45 million) in cash as collateral to regulated clearing agents as security for commodity trading activities.  These funds are held in segregated accounts by the clearing agents.

II.  Financial Assets Held as Collateral

At June 30, 2012, the Corporation received $12 million (Dec. 31, 2011 - $16 million) in cash collateral associated with counterparty obligations.

III.  Contingent Features in Derivative Instruments

Collateral is posted in the normal course of business based on the Corporation’s senior unsecured credit rating as determined by certain major credit rating agencies. Certain of the Corporation’s derivative instruments contain financial assurance provisions that require collateral to be posted only if a material adverse credit-related event occurs.  If a material adverse event resulted in the Corporation’s senior unsecured debt to fall below investment grade, the counterparties to such derivative instruments could request ongoing full collateralization.

As at June 30, 2012, the Corporation had posted collateral of $48 million (Dec. 31, 2011 - $62 million) in the form of letters of credit on derivative instruments in a net liability position.  Certain derivative agreements contain credit-risk-contingent features, including a credit rating downgrade to below investment grade, which if triggered would result in the Corporation having to post an additional
$82 million of collateral to its counterparties based upon the value of the derivatives at June 30, 2012.

13.  RESTRICTED CASH

The Corporation has $29 million of cash and cash equivalents at June 30, 2012 (Dec. 31, 2011 - $17 million) that is not available for general use, all of which relates to Project Pioneer.

14.  INVENTORY

Inventory held in the normal course of business includes coal, emission credits, and natural gas, and is valued at the lower of cost and net realizable value. Inventory held for Energy Trading, which also includes natural gas, is valued at fair value less costs to sell.

The classifications are as follows:
As at	June 30, 2012	Dec. 31, 2011
Coal	93	78
Natural gas	4	5
Purchased emission credits	2	2
Total	99	85

During the three and six months ended June 30, 2012, coal inventory at the Corporation’s Centralia Thermal plant was written down by $8 million (June 30, 2011 - nil) and $42 million (June 30, 2011 - nil), respectively, to its net realizable value.

TRANSALTA CORPORATION / Q2 2012 23

15.  INCOME TAXES RECEIVABLE

In 2008, the Corporation was reassessed by taxation authorities in Canada relating to the sale of its previously operated Transmission Business, requiring the Corporation to pay $49 million in taxes and interest.  The Corporation challenged this reassessment.  During 2010, a decision from the Tax Court of Canada was received that allowed for the recovery of $38 million of the previously paid taxes and interest.  TransAlta filed an appeal with the Federal Court in 2010 to pursue the remaining $11 million.  The appeal decision from the Federal Court was received on Jan. 20, 2012, and the ruling was in TransAlta’s favour.  The Crown had 60 days from the date of judgment to appeal the decision.  No appeal was filed by the Crown, and TransAlta expects to receive $11 million in 2012.

16.  LONG-TERM RECEIVABLE

In 2011, TransAlta had net collateral of approximately U.S.$36 million with MF Global Inc. at the time a trustee has been appointed to take control of, and liquidate the assets of MF Global Inc. and return client collateral.  Due to the uncertainty of collection, TransAlta recognized a U.S.$18 million reserve in 2011 against the collateral that had been posted with MF Global Inc.

17.  PROPERTY, PLANT, AND EQUIPMENT

A reconciliation of the changes in the carrying amount of property, plant, and equipment (“PP&E”) is as follows:

	Land	Thermal generation	Gas generation	Renewable generation	Mining property and equipment	Assets under construction	Capital spares and other	Total
As at Dec. 31, 2011	74	3,153	1,041	2,057	534	196	216	7,271
Additions	-	1	-	-	-	306	5	312
Depreciation	-	(140)	(47)	(44)	(19)	-	(6)	(256)
Asset impairment charges	-	(378)	-	(18)	(12)	-	-	(408)
Revisions and additions to decommissioning and restoration costs	-	(8)	(2)	(4)	(3)	-	-	(17)
Retirement of assets	-	(15)	-	(1)	-	-	-	(16)
Change in foreign exchange rates	-	7	-	-	1	-	-	8
Transfers	-	202	4	20	6	(245)	10	(3)
As at June 30, 2012	74	2,822	996	2,010	507	257	225	6,891

During the three and six months ended June 30, 2012, the Corporation capitalized $1 million (June 30, 2011 - $12 million and $23 million) of interest to PP&E at a weighted average rate of 5.32 per cent and 5.34 per cent (June 30, 2011 - 5.44 and 5.28 per cent), respectively.

During the three months ended June 30, 2011, the Corporation wrote down certain capital spares to their estimated recoverable amount, resulting in a $4 million pre-tax increase in the depreciation expense of the Generation segment.

24 TRANSALTA CORPORATION / Q2 2012

18.  OTHER ASSETS

The components of other assets are as follows:

As at	June 30, 2012	Dec. 31, 2011
Deferred license fees	21	22
Project development costs	36	33
Deferred service costs	19	18
Keephills Unit 3 transmission deposit	7	8
Other	7	9
Total other assets	90	90

19.  DECOMMISSIONING AND OTHER PROVISIONS

The change in decommissioning and other provision balances is outlined below:

	Decommissioning and restoration	Other	Total
Balance, Dec. 31, 2011	301	81	382
Liabilities incurred in period	1	22	23
Liabilities settled in period	(13)	(1)	(14)
Accretion	8	1	9
Revisions in estimated cash flows	1	2	3
Revisions in discount rates	(18)	-	(18)
Reversals	-	(66)	(66)
Change in foreign exchange rates	1	-	1
	281	39	320
Less: current portion	28	32	60
Balance, June 30, 2012	253	7	260

TRANSALTA CORPORATION / Q2 2012 25

20.  LONG-TERM DEBT

The amounts outstanding are as follows:
As at	June 30, 2012			Dec. 31, 2011
	Carrying value	Face value	Interest(1)	Carrying value	Face value	Interest(1)
Credit facilities(2)	1,023	1,023	2.2%	806	806	2.1%
Debentures	836	851	6.6%	833	851	6.6%
Senior notes(3)	2,001	1,963	6.0%	1,979	1,940	6.0%
Non-recourse(4)	375	381	5.9%	375	382	5.9%
Other	40	40	6.5%	44	44	6.6%
	4,275	4,258		4,037	4,023
Less: recourse current portion	(318)	(318)		(314)	(314)
Less: non-recourse current portion	(2)	(2)		(2)	(2)
Total long-term debt	3,955	3,938		3,721	3,707
(1) Interest is an average rate weighted by principal amounts outstanding before the effect of hedging.
(2) Composed of bankers' acceptances and other commercial borrowings under long-term committed credit facilities. Includes U.S.$300 million at June 30, 2012 (Dec. 31, 2011 - U.S.$300 million).
(3) U.S. face value at June 30, 2012 - U.S.$1,900 million (Dec. 31, 2011 - U.S.$1,900 million).
(4) Includes U.S.$20 million at June 30, 2012 (Dec. 31, 2011 - U.S.$20 million).

TransAlta has a total of $2.4 billion (Dec. 31, 2011 - $2.0 billion) of committed credit facilities, of which $1.1 billion
(Dec. 31, 2011 - $0.9 billion) is not drawn, and is available as of June 30, 2012, subject to customary borrowing conditions. In addition to the $1.1 billion available under the credit facilities, TransAlta also has $32 million of available cash and cash equivalents.

In April 2012, the Corporation completed a renewal of its $1.5 billion committed syndicated credit facility, and extended the maturity from 2015 to 2016.

21.  DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES

The components of deferred credits and other long-term liabilities are as follows:

As at	June 30, 2012	Dec. 31, 2011
Deferred coal revenues	52	52
Present value of defined benefit obligations	221	190
Long-term incentive accruals	13	18
Other	17	21
Total deferred credits and other long-term liabilities	303	281

Deferred coal revenues consist of payments received from Keephills 3 Limited Partnership for future coal deliveries.  Since commercial operations of Keephills Unit 3 began on Sept. 1, 2011, these amounts are being amortized into revenue over the life of the coal supply agreement.

26 TRANSALTA CORPORATION / Q2 2012

22.  COMMON SHARES

A.  Issued and Outstanding

TransAlta is authorized to issue an unlimited number of voting common shares without nominal or par value.

At June 30, 2012, the Corporation had 227.0 million (Dec. 31, 2011 - 223.6 million) common shares issued and outstanding.  During the three months ended June 30, 2012, 2.4 million (June 30, 2011 - 0.8 million) common shares were issued for $43 million
(June 30, 2011 - $17 million), of which  2.3 million (June 30, 2011 - 0.8 million) were issued for $42 million
(June 30, 2011 - $16 million) for dividends reinvested under the terms of the Premium DividendTM, Dividend Reinvestment and Optional Common Share Purchase Plan (“the Plan”) and 0.1 million (June 30, 2011 - a nominal number) were issued for $1 million
(June 30, 2011 - $1 million).  During the six months ended June 30, 2012, 3.4 million (June 30, 2011 - 1.7 million) common shares were issued for $64 million (June 30, 2011 - $35 million), of which 3.3 million (June 30, 2011 - 1.6 million) were issued for
$62 million (June 30, 2011 - $33 million) for dividends reinvested under the terms of the Plan and 0.1 million
(June 30, 2011 - 0.1 million) were issued for $2 million (June 30, 2011 - $2 million).

B.  Share Based Payment Plans

The Corporation issues common shares under share-based payment plans, such as the Stock Option Plans and the Performance Share Ownership Plan (“PSOP”), which are more fully described in Note 27 of the Corporation’s most recent annual consolidated financial statements.  During the six months ended June 30, 2012, a nominal number of employee stock options were exercised, expired or were cancelled (June 30, 2011 - 0.4 million).  During the six months ended June 30, 2012, 1.7 million
(June 30, 2011 - 1.4 million) PSOP units were granted and a nominal number (June 30, 2011 - nil) were awarded and exchanged for common shares.

C.  Premium DividendTM, Dividend Reinvestment and Optional Common Share Purchase Plan

During February 2012, the Corporation added a Premium DividendTM component to its Dividend Reinvestment and Share Purchase plan.  The amended and restated plan is called the Premium DividendTM, Dividend Reinvestment and Optional Common Share Purchase Plan, and is more fully discussed in Note 24(C) of the most recent annual consolidated financial statements.

Of the dividend that was payable on July 1, 2012, 72 per cent was settled through the dividend reinvestment option under the Plan.

TRANSALTA CORPORATION / Q2 2012 27

D.  Dividends

The following tables summarize the common share dividends declared in 2011 and 2012:

Date declared	Payment date	Dividend per share ($)	Total dividends	Dividends paid in cash	Dividends paid in shares under the Plan
Jan. 25, 2012	Apr. 1, 2012	0.29	65	23	42
Apr. 25, 2012	July 1, 2012	0.29	66	18	48
Total		0.58	131

Date declared	Payment date	Dividend per share ($)	Total dividends	Dividends paid in cash	Dividends paid in shares under the Plan
Apr. 28, 2011	July 1, 2011	0.29	64	48	16
July 27, 2011	Oct. 1, 2011	0.29	65	48	17
Oct. 27, 2011	Jan. 1, 2012	0.29	65	45	20
Total		0.87	194

There have been no other transactions involving common shares between the reporting date and the date of completion of these condensed consolidated financial statements.

23.  PREFERRED SHARES

A.  Issued and Outstanding

TransAlta is authorized to issue an unlimited number of first preferred shares, and the Board of Directors is authorized to determine the rights, privileges, restrictions and conditions attaching to such shares, subject to certain limitations. At June 30, 2012, the Corporation had 12.0 million Series A (Dec. 31, 2011 - 12.0 million), and 11.0 million Series C (Dec. 31, 2011 - 11.0 million),
Cumulative Redeemable Rate Reset First Preferred shares, respectively, issued and outstanding.

B.  Dividends

The following tables summarize the preferred share dividends declared in 2011 and 2012:

Series A Cumulative Redeemable Rate Reset First Preferred Shares:

Date declared	Payment date	Dividend per share ($)	Total dividends
Jan. 25, 2012	March 31, 2012	0.2875	3
Apr. 25, 2012	June 30, 2012	0.2875	4
		0.575	7

28 TRANSALTA CORPORATION / Q2 2012

Date declared	Payment date	Dividend per share ($)	Total dividends
Apr. 28, 2011	June 30, 2011	0.2875	3
July 27, 2011	Sept. 30, 2011	0.2875	4
Oct. 27, 2011	Dec. 31, 2011	0.2875	4
Total		0.8625	11

Series C Cumulative Redeemable Rate Reset First Preferred Shares:

Date declared	Payment date	Dividend per share ($)	Total dividends
Jan. 25, 2012 (1)	March 31, 2012	0.3844	4
Apr. 25, 2012	June 30, 2012	0.2875	3
		0.6719	7
(1) Includes dividends of $0.0969 per share for the period from Nov. 29, 2011 to Dec. 31, 2011.

24.  ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of, and changes in, AOCI are presented below:
	2012	2011

Currency translation adjustment
Opening balance	(28)	(27)
Gains (losses) on translating net assets of foreign operations	13	(44)
Gains (losses) on financial instruments designated as hedges of foreign operations(1)	(11)	26
Balance, June 30	(26)	(45)

Cash flow hedges
Opening balance	(28)	232
Gains (losses) on derivatives designated as cash flow hedges, net of tax(2)	16	(48)
Reclassification of losses on derivatives designated as cash flow hedges to non-financial assets, net of tax(3)	1	-
Reclassification of gains on derivatives designated as cash flow hedges to net earnings, net of tax(4)	(48)	(154)
Balance, June 30	(59)	30

Employee future benefits
Opening balance	(46)	(20)
Net actuarial losses on defined benefit plans, net of tax(5)	(24)	(21)
Balance, June 30	(70)	(41)
Accumulated other comprehensive loss	(155)	(56)

(1) Net of income tax recovery of 2 for the six months ended June 30, 2012 (2011 - 4 expense).
(2) Net of income tax expense of 2 for the six months ended June 30, 2012 (2011 - 4 recovery).
(3) Net of income taxes of nil for the six months ended June 30, 2012 (2011 - nil).
(4) Net of income tax expense of 23 for the six months ended June 30, 2012 (2011 - 88 expense).
(5) Net of income tax recovery of 8 for the three months ended June 30, 2012 (2011 - 6 recovery).

TRANSALTA CORPORATION / Q2 2012 29

25.  CONTINGENCIES

TransAlta is occasionally named as a party in various claims and legal proceedings that arise during the normal course of its business. TransAlta reviews each of these claims, including the nature of the claim, the amount in dispute or claimed, and the availability of insurance coverage.  There can be no assurance that any particular claim will be resolved in the Corporation’s favour or that such claims may not have a material adverse effect on TransAlta.  Inquiries from regulatory bodies may also arise in the normal course of business, to which the Corporation responds as required.

26.  GUARANTEES - LETTERS OF CREDIT

Letters of credit are issued to counterparties under various contractual arrangements with the Corporation and certain subsidiaries of the Corporation.  If the Corporation or its subsidiary does not perform under such contracts, the counterparty may present its claim for payment to the financial institution through which the letter of credit was issued.  Any amounts owed by the Corporation or its subsidiaries are reflected in the Consolidated Statements of Financial Position.  All letters of credit expire within one year and are expected to be renewed, as needed, in the normal course of business.  The total outstanding letters of credit as at June 30, 2012 was $297 million (Dec. 31, 2011 - $328 million) with no (Dec. 31, 2011 - nil) amounts exercised by third parties under these arrangements.

27.  SEGMENT DISCLOSURES

A.  Reported Segment Earnings (Loss)

Each business segment assumes responsibility for its operating results to operating income.

3 months ended June 30, 2012	Generation	Energy Trading	Corporate	Total
Revenues	418	(11)	-	407
Fuel and purchased power	151	-	-	151
Gross margin	267	(11)	-	256
Operations, maintenance and administration	105	6	20	131
Depreciation and amortization	134	-	5	139
Asset impairment charges	365	-	-	365
Inventory writedown	8	-	-	8
Taxes, other than income taxes	7	-	-	7
Intersegment cost allocation	4	(4)	-	-
Operating loss	(356)	(13)	(25)	(394)
Finance lease income	2	-	-	2
Equity loss	(5)	-	-	(5)
Sundance Units 1 and 2 arbitration				(247)
Other income				1
Foreign exchange loss				(3)
Net interest expense				(64)
Loss before income taxes				(710)

30 TRANSALTA CORPORATION / Q2 2012

3 months ended June 30, 2011	Generation	Energy Trading	Corporate	Total
Revenues	478	37	-	515
Fuel and purchased power	187	-	-	187
Gross margin	291	37	-	328
Operations, maintenance and administration	109	10	15	134
Depreciation and amortization	113	1	6	120
Asset impairment charges	9	-	-	9
Taxes, other than income taxes	7	-	-	7
Intersegment cost allocation	2	(2)	-	-
Operating income (loss)	51	28	(21)	58
Finance lease income	2	-	-	2
Equity income	2	-	-	2
Gain on sale of facilities				3
Other income				1
Foreign exchange loss				(2)
Net interest expense				(48)
Earnings before income taxes				16

6 months ended June 30, 2012	Generation	Energy Trading	Corporate	Total
Revenues	1,057	6	-	1,063
Fuel and purchased power	338	-	-	338
Gross margin	719	6	-	725
Operations, maintenance and administration	203	13	42	258
Depreciation and amortization	258	-	10	268
Asset impairment charges	365	-	-	365
Inventory writedown	42	-	-	42
Taxes, other than income taxes	14	-	-	14
Intersegment cost allocation	7	(7)	-	-
Operating loss	(170)	-	(52)	(222)
Finance lease income	4	-	-	4
Equity loss	(5)	-	-	(5)
Sundance Units 1 and 2 arbitration				(247)
Gain on sale of facilities				3
Other income				1
Foreign exchange loss				(9)
Net interest expense				(124)
Loss before income taxes				(599)

TRANSALTA CORPORATION / Q2 2012 31

6 months ended June 30, 2011	Generation	Energy Trading	Corporate	Total
Revenues	1,281	52	-	1,333
Fuel and purchased power	397	-	-	397
	884	52	-	936
Operations, maintenance and administration	209	15	38	262
Depreciation and amortization	222	1	11	234
Asset impairment charges	9	-	-	9
Taxes, other than income taxes	14	-	-	14
Intersegment cost allocation	4	(4)	-	-
Operating income (loss)	426	40	(49)	417
Finance lease income	4	-	-	4
Equity income	2	-	-	2
Gain on sale of facilities	3	-	-	3
Other income				1
Foreign exchange loss				(1)
Net interest expense				(97)
Earnings before income taxes				329

Included in the Generation Segment results for the three and six months ended June 30, 2012 is $5 million
(June 30, 2011 - $6 million) and $13 million (June 30, 2011 - $12 million) of incentives received under a Government of Canada program in respect of power generation from qualifying wind and hydro projects.

B.  Selected Condensed Consolidated Statements of Financial Position Information

Total segment assets	Generation	Energy Trading	Corporate	Total
June 30, 2012	8,530	288	265	9,083
Dec. 31, 2011	8,983	394	359	9,736

C. Depreciation and Amortization on the Condensed Consolidated Statements of Cash Flows

The reconciliation between depreciation and amortization reported on the Condensed Consolidated Statements of Earnings and the Condensed Consolidated Statements of Cash Flows is presented below:

	3 months ended June 30		6 months ended June 30
	2012	2011	2012	2011
Depreciation and amortization expense on the Condensed Consolidated Statement of Earnings	139	120	268	234
Depreciation included in fuel and purchased power	10	10	20	20
Other	-	-	2	3
Depreciation and amortization expense on the Condensed Consolidated Statements of Cash Flows	149	130	290	257

32 TRANSALTA CORPORATION / Q2 2012

28.  CHANGES IN NON-CASH OPERATING WORKING CAPITAL

	3 months ended June 30		6 months ended June 30
	2012	2011	2012	2011
Source (use) of cash:
Accounts receivable	(26)	(106)	78	3
Prepaid expenses	2	6	(13)	(7)
Income taxes receivable	-	12	(14)	18
Inventory	(13)	(25)	(15)	(58)
Accounts payable and accrued liabilities	237	2	147	(131)
Decommissioning and other provisions	(53)	12	(41)	18
Income taxes payable	(15)	(4)	(16)	(4)
Change in non-cash operating working capital	132	(103)	126	(161)

TRANSALTA CORPORATION / Q2 2012 33